EXHIBIT 23.2

Independent Auditors' Consent

The Board of Directors
Vermont Yankee Nuclear Power Corporation:

We consent to the use of our report dated February 13, 2008, included herein with respect to the balance sheets of Vermont Yankee Nuclear Power Corporation as of December 31, 2007 and 2006, and the related statements of income, stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 2007 which report appears in the December 31, 2007 Annual Report on Form 10-K of Central Vermont Public Service Corporation.

Our report on the financial statements of Vermont Yankee Nuclear Power Corporation refers to the adoption of Statement of Financial Accounting Standards (SFAS) No. 158, Employers' Accounting for Defined Benefit Pension and Other Postretirement Plans as of December 31, 2007.

/ s /   KPMG

Burlington, Vermont
March 10, 2008